EXHIBIT 10.2
This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

EOG RESOURCES, INC.
RESTRICTED STOCK UNIT AWARD AGREEMENT
GRANTEE: [Participant Name: First Name Middle Name Last Name] [Participant ID: Participant ID]
Congratulations! You have been granted an Award of EOG Resources, Inc. Restricted Stock Units as follows:

Date of Grant	[Grant Date: Month DD, YYYY]
Restricted Stock Units granted under this Award	[Granted: Shares Granted]
Vesting Date	Third anniversary of Date of Grant

The Compensation and Human Resources Committee of the Board of EOG Resources, Inc. (the “Company”) hereby grants to you, the above-named Grantee, effective as of the Date of Grant set forth above, a Restricted Stock Unit Award (the “Award”) in accordance with the terms set forth below.
General. This Restricted Stock Unit Award Agreement (this “Agreement”) is governed by the terms and conditions of the EOG Resources, Inc. 2021 Omnibus Equity Compensation Plan (as may be amended from time to time, the “Plan”), which is hereby made a part of this Agreement. All capitalized terms that are not defined in this Agreement have the meanings ascribed to them under the Plan. Under the terms of this Agreement and the Plan, a Restricted Stock Unit ledger account will be maintained by the Company (or its agent) until you become vested in the Restricted Stock Units and the Company common stock represented by such Restricted Stock Units is distributed to you. You will have no voting rights with respect to the Company common stock represented by such Restricted Stock Units until such time as the Company common stock is issued to you.
Vesting. Subject to your continuous employment with the Company or an Affiliate, this Award shall vest on the Vesting Date and the shares of Company common stock represented by the Restricted Stock Units awarded hereunder shall be distributed on the first business day following the Vesting Date (or as soon as administratively practicable thereafter, but no later than 60 days after such date).
Termination of Employment. Except as provided below, if your employment with the Company or an Affiliate does not continue until the Vesting Date, this Award shall terminate and all Restricted Stock Units awarded hereunder shall be forfeited and canceled.
Due to Death. If your employment with the Company or an Affiliate terminates due to death prior to the Vesting Date, all forfeiture restrictions on the Restricted Stock Units awarded hereunder shall lapse immediately and all shares of Company common stock represented by the Restricted Stock Units shall be distributed to your beneficiary as soon as administratively practicable following your date of death, but no later than 60 days after such date.
Due to Disability. If your employment with the Company or an Affiliate terminates due to Disability prior to the Vesting Date, all forfeiture restrictions on the Restricted Stock Units awarded hereunder shall lapse immediately. All shares of Company common stock represented by the Restricted Stock Units that vest hereunder shall be distributed to you according to the schedule specified under “Distribution of Shares” below.
Due to Retirement After Age 62. If your employment with the Company or an Affiliate terminates voluntarily prior to the Vesting Date due to Retirement after attaining age 62 with at least five years of service with the Company, then, subject to your compliance with a post-employment non-competition agreement between you and the Company providing for (among other terms, conditions and restrictions) a restricted period expiring on the Vesting Date of this Award, all forfeiture restrictions on the Restricted Stock Units awarded hereunder shall lapse on the Vesting Date of this Award to the same extent as if your employment had not terminated. All shares of Company common stock represented by the Restricted Stock Units that vest hereunder shall be distributed to you according to the schedule specified under “Distribution of Shares” below. For the avoidance of doubt, if you do not comply with the terms of the post-employment non-competition agreement or any other restrictive covenants to which you are subject through the Vesting Date of this Award, all Restricted Stock Units awarded hereunder shall be forfeited and canceled or, if settled prior to the Vesting Date of this Award, any shares of Company common stock distributed to you hereunder shall be subject to recoupment. For clarity, the forfeiture and recoupment provisions contemplated by the immediately preceding sentence shall lapse as of the Vesting Date of this Award.
Due to Retirement Prior to Age 62. If your employment with the Company or an Affiliate terminates voluntarily prior to the Vesting Date and your termination is designated in writing by the Company as a Company-approved Retirement prior to age 62 with at least five years of service with the Company, then, subject to such restrictions as the Company may impose (including, but not limited to, your compliance with a six-month post-employment non-competition agreement between you and the Company), for each whole year that has elapsed between the Date of Grant and the effective date of your Retirement, all forfeiture restrictions on 33% of the shares of Company common stock represented by the Restricted Stock Units awarded hereunder (rounded down to the next whole share) shall lapse six months following the effective date of your Retirement. All shares of Company common stock represented by the Restricted Stock Units that vest hereunder shall be distributed to you according to the schedule specified under “Distribution of Shares” below. For the avoidance of doubt, if you do not comply with the terms of the post-employment non-competition agreement or any other restrictive covenants to which you are subject through the date that is six months after the effective date of your Retirement, all Restricted Stock Units awarded hereunder shall be forfeited and canceled or, if settled prior to the Vesting Date of this Award, any shares of Company common stock distributed to you hereunder shall be subject to recoupment.
Due to Involuntary Termination Other than for Cause or Performance Reasons. If your employment with the Company or an Affiliate terminates due to Involuntary Termination for any reason other than for Cause or performance reasons prior to the Vesting Date, for each whole year that has elapsed between the Date of Grant and the effective date of your Involuntary Termination, all forfeiture restrictions on 33% of the shares of Company common stock represented by the Restricted Stock Units awarded hereunder (rounded down to the next whole share) shall lapse on the effective date of your Involuntary Termination. All shares of Company common stock represented by the Restricted Stock Units that vest hereunder shall be distributed to you according to the schedule specified under “Distribution of Shares” below.
Due to Performance Reasons, Cause or Voluntary Termination. If your employment with the Company or an Affiliate terminates due to Involuntary Termination for performance reasons or for Cause, or voluntary termination, in any case prior to the Vesting Date, all Restricted Stock Units awarded hereunder shall be forfeited and canceled.
Due to a Change in Control of the Company. If your employment with the Company or an Affiliate is terminated involuntarily without Cause or by you for Good Reason during the two-year period following a Change in Control of the Company prior to the Vesting Date, all forfeiture restrictions on the Restricted Stock Units awarded hereunder shall lapse as of the date of your termination. All shares of Company common stock represented by the Restricted Stock Units that vest hereunder shall be distributed to you according to the schedule specified under “Distribution of Shares” below.
Distribution of Shares. Other than as specified under “Due to Death” above, all shares of Company common stock represented by the Restricted Stock Units awarded hereunder that vest pursuant to this “Termination of Employment” section shall be distributed to you on the first business day following the Vesting Date (or as soon as administratively practicable thereafter, but no later than 60 days after such date); provided, however, if your termination of employment with the Company or an Affiliate occurs within two years following a Change in Control of the Company that constitutes an event described in Section 409A(a)(2)(v) of the Code (or any successor provision) and the regulations thereto, such shares instead shall be distributed to you as soon as administratively practicable (and not later than 60 days) following the effective date of your termination of employment notwithstanding any continuing obligations you might have under the post-employment non-competition agreement contemplated by the “Due to Retirement After Age 62” or “Due to Retirement Prior to Age 62” sections above (which obligations shall continue to apply to you to the extent provided in such non-competition agreement, as shall the related recoupment provisions referenced in such sections), subject to any six-month delay applicable to specified employees described under “Section 409A” below.
Dividend Equivalents. Pursuant to Section 8.6 of the Plan, (i) dividend equivalents on unvested Restricted Stock Units shall accrue and be credited by the Company for your benefit, and (ii) such dividend equivalents shall vest and be paid to you according to the same schedule as the corresponding shares of Company common stock represented by the Restricted Stock Units are distributed to you. If a Restricted Stock Unit is forfeited, the corresponding dividend equivalents also shall be forfeited.
Section 409A. The Plan and this Agreement are intended to meet the requirements of Section 409A, and shall be administered such that any payment, settlement, or deferrals of amounts hereunder shall not be subject to any excise penalty tax that may be imposed thereunder. All payments to be made upon a termination of employment under this Agreement may only be made upon a Separation from Service to the extent necessary in order to avoid the imposition of penalty taxes on you pursuant to Section 409A. Notwithstanding any other provision of this Agreement to the contrary, if you are considered a “specified employee” of the Company for purposes of Section 409A (as determined in accordance with the methodology established by the Company as in effect on the date of your Separation from Service), to the extent required by Section 409A, any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A that is otherwise due to you under this Agreement during the six-month period immediately following your Separation from Service on account of your Separation from Service shall be accumulated and paid to you on the first business day of the seventh month following your Separation from Service (the “Delayed Payment Date”). If you die during the postponement period, the amounts and entitlements delayed on account of Section 409A shall be paid to the personal representative of your estate on the first to occur of the Delayed Payment Date or 30 calendar days after the date of your death. The Company, in its sole discretion, shall determine if you are a “specified employee” on the date of your Separation from Service and whether you are subject to any six-month delay in distribution of amounts due to you under this Agreement.
Delivery of Documents. By accepting the terms of this Agreement, you consent to the electronic delivery of documents related to your current or future participation in the Plan (including the Plan documents; this Agreement; any other prospectus or other documents describing the terms and conditions of the Plan and this Award; and the Company’s then-most recent annual report to stockholders, Annual Report on Form 10-K and definitive proxy statement), and you acknowledge that such electronic delivery may be made by the Company, in its sole discretion, by one or more of the following methods: (i) the posting of such documents on the Company’s intranet website or external website; (ii) the posting of such documents on the Fidelity Brokerage Services LLC (FMR LLC) website; (iii) the delivery of such documents via the Fidelity Brokerage Services LLC (FMR LLC) website; (iv) the posting of such documents to another Company intranet website or third party internet website accessible by you; or (v) delivery via electronic mail, by attaching such documents to such electronic email and/or including a link to such documents on a Company intranet website or external website or third-party internet website accessible by you. Notwithstanding the foregoing, you also acknowledge that the Company may, in its sole discretion (and as an alternative to, or in addition to, electronic delivery) deliver a paper copy of any such documents to you. You further acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost to you by contacting the Company (Attention: Human Resources Department) by telephone or in writing.
Confidentiality. You agree to maintain the confidentiality of confidential or proprietary information entrusted to you by the Company or others with whom the Company does business, both during and after the termination of your employment with the Company. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or others with whom the Company does business, if disclosed. It also includes non-public information that vendors, customers and other companies have entrusted to the Company. Proprietary information includes seismic, geological and geophysical data, prospect and trend information, intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as exploration, production and marketing plans, engineering and manufacturing ideas, designs, databases, records, salary and employee performance information and any unpublished financial data and reports. Unauthorized use or distribution of this information is a violation of Company policy. Such information is to be used solely for Company purposes and never for the private gain of a director, officer or employee (or any member of his or her family), or any third party.
Non-Solicitation Following Termination of Employment. You agree that if your employment with the Company terminates for any reason, for 365 days following your termination of employment, you will not hire, attempt to hire, or knowingly solicit for employment any person (1) who is employed at the Company or (2) who was employed by the Company during the 60 days prior to the termination of your employment.
Material Terms. You understand and agree that the provisions of this Agreement titled Confidentiality and Non-Solicitation Following Termination of Employment are material provisions of this Agreement, without which EOG would not have made the Award, and that a breach of the terms and conditions of any of those provisions will be considered a material breach of this Agreement, entitling the Company to the return of the consideration given to you for entering into this Agreement, and that the Company would be irreparably harmed by your failure to fully comply with these provisions.
Choice-of-law. The validity, interpretation, performance and enforcement of this Agreement shall be governed by, and shall be construed and interpreted according to, the laws of the State of Texas, without reference to any conflicts of law principles that would operate to make the internal laws of any other jurisdiction applicable.
Exclusive Venue. You further agree that the exclusive venues for any dispute arising out of or related to this Agreement are the state courts in Harris County, Texas and you further agree to submit to the jurisdiction of those courts in any such dispute.
Except as provided herein, this Agreement does not amend the terms and conditions of your current employment. To read and print the following documents, refer to the “Accounts & Benefits – Stock Plans – Plan & Grant Documents” section of the Fidelity Brokerage Services LLC (FMR LLC) website.
Current Annual Report
Current Proxy Statement
EOG Resources, Inc. 2021 Omnibus Equity Compensation Plan
As part of your acceptance of this Agreement, you also agree to adhere to Company policies, including those listed below, some of which have terms or provisions that apply beyond the term of your employment with the Company.
Code of Business Conduct and Ethics, effective February 2022
Conflicts of Interest Policy, effective January 2020
Policy on Confidential Information, effective December 2016
Policy on Inventions, effective August 2008
Information Systems Security Policy, effective April 2020
Harassment Prevention Policy, effective July 2022
Equal Employment Opportunity Policy, effective July 2022
By accepting this Agreement, you acknowledge that you have read and agree to all of the terms and conditions set forth above. If you decide to reject the terms and conditions of this Agreement, you will decline your right to the Award, and it may be cancelled.
You are advised to print a copy of this Agreement for your records and reference.
4